EXHIBIT 99.2

ARMSTRONG


                  ARMSTRONG FILES PROPOSED DISCLOSURE STATEMENT
                      FOR CHAPTER 11 PLAN OF REORGANIZATION

LANCASTER, PA (DECEMBER 20, 2002) Armstrong World Industries, Inc. (OTC Bulletin Board:ACKHQ) has filed a proposed Disclosure Statement for its Chapter 11 Plan of Reorganization (POR) with the U.S. Bankruptcy Court in Wilmington, Delaware.

           The Court must approve the proposed Disclosure Statement, which provides additional details to the POR, before AWI can solicit votes on its POR. The POR was filed with the Court on November 4, 2002, with the support of the asbestos personal injury claimants' committee, the representative for future asbestos personal injury claimants and the unsecured creditors' committee. The POR will only become effective after a vote of various classes of creditors and with the approval of the Court. The Court has not yet scheduled a hearing on the proposed Disclosure Statement.

           The proposed Disclosure Statement, along with AWI's POR and related press releases, is available at www.armstrongplan.com. In the proposed Disclosure Statement, AWI estimates that, based upon an assumed effective date of the POR of July 1, 2003, the total value of consideration to be distributed to the asbestos personal injury trust, other than the insurance asset, will be approximately $2.1 billion, and the total value of consideration to be distributed to holders of allowed unsecured claims (other than convenience claims) will be approximately $1.1 billion. Based upon the estimated value of the POR consideration and AWI's estimate that allowed unsecured claims (other than convenience claims) will total approximately $1.7 billion, AWI estimates that holders of allowed unsecured claims (other than convenience claims) will receive a recovery having a value equal to approximately 66.5% of their allowed claims. AWI's estimates of value and potential recoveries are based upon a number of assumptions, which are set forth more fully in the proposed Disclosure Statement.

           Armstrong World Industries, Inc., a subsidiary of Armstrong Holdings, Inc., is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2001, Armstrong's net sales totaled more than $3 billion. Founded in 1860, Armstrong has approximately 16,000 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.


                     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide the expectations or forecasts with respect to future events of AHI and AWI. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including factors relating to AWI's chapter 11 filing, such as the ultimate size of AWI's asbestos-related and other liabilities and its ability to achieve all required approvals of a plan of reorganization; claims relating to legal, environmental or tax matters discussed in our public filings which may affect the plan; changes in the competitive structures of the markets and economic growth rates in areas of the world where we do business and other risks, uncertainties and factors disclosed in AHI's and AWI's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (SEC) which may affect the company's business or financial condition in a way that may affect the plan. We undertake no obligation to update any forward-looking statement.


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MEDIA CONTACT:                                         INVESTOR CONTACT:
--------------                                         -----------------
Tom Burlington                                         Deb Miller
Manager, External                                      Vice President
Corporate Communication                                Corporate Communication
(717) 396-5220                                         (717) 396-6144